Exhibit 16.1

September 8, 2020

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by BOQI International Medical Inc. in Item 4.01 of its Form 8-k dated September 8, 2020, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

/s/ HHC

Forest Hills, New York